Exhibit 99.3

In connection with the filing by Drugs Made In America Acquisition II Corp. (the “Company”) of the Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Myron W. Shulgan
Myron W. Shulgan